Exhibit 99.1

Company Contact:	Investor Contact:	Agency Contact:
Maureen Hart	Stephen Bassett	Heather Smith
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	Loomis Group
Tel: +1 (978) 787 4266	Tel: +1 (978) 787 4000	Tel: +1 (617) 309 8005
Fax: +1 (978) 787 4275	Fax: +1 (978) 787 9133	Fax: +1 (617) 638 0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	smithh@loomisgroup.com

AXCELIS TECHNOLOGIES IN AGREEMENT TO SELL ITS INTEREST IN JOINT VENTURE SEN CORPORATION TO SUMITOMO HEAVY INDUSTRIES

 Axcelis to Use Proceeds to Meet Its Obligations Under Its 4.25% Convertible Senior Secured Subordinated Notes and Fund Operations

BEVERLY, Mass., February 26, 2009 – Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced that it has entered into a Share Purchase Agreement in which Sumitomo Heavy Industries, Ltd. (“SHI”)  will purchase Axcelis’ 50% interest in their joint venture, SEN Corporation, an SHI and Axcelis Company, (“SEN”), for Y13 billion, or approximately $133 million, in cash at current conversion rates.  Axcelis and SHI each currently own 50% of SEN, a Japanese company that is licensed by Axcelis to manufacture and sell certain implant products in Japan.

It is anticipated that the transaction between Axcelis and SHI will be completed on March 31, 2009.  Axcelis will use a portion of the proceeds from the sale of its SEN interests to meet its obligations under its 4.25% Convertible Senior Secured Subordinated Notes, which were due in January.  Pending the closing, the trustee for the notes has agreed to stand down on litigation filed in connection with Axcelis’ default on the notes.

Mary Puma, Chairman and CEO of Axcelis, said: “This transaction serves the best interests of Axcelis shareholders as it enables us to fulfill our senior debt obligations and gives us greater financial flexibility during this difficult economic climate and semiconductor industry downturn. Axcelis will continue to fully focus its efforts on tight cash and cost controls and on developing and selling innovative products like our Optima implanters and Integra dry strip tools, both of which have received strong customer reviews. With these products, Axcelis believes that we can compete and gain market share once demand for semiconductor equipment returns.”

As part of the transaction, at the closing Axcelis and SEN will enter into cross licenses that will allow the two companies to continue to use certain patents and technical information owned by the other to make and sell ion implant systems on a worldwide, royalty-free, perpetual basis.  Axcelis’ license to SEN would not include patents, licenses, or technical information developed by Axcelis for the Optima HD, Optima XE, or any non-implant products.  The transaction will terminate all existing agreements among Axcelis, SHI and SEN relating to the SEN joint venture.

More information can be found in the Form 8-K that Axcelis will file with the Securities and Exchange Commission at www.sec.gov.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: http://www.axcelis.com.